Exhibit 99.3

Important Notice Regarding the Availability of Materials

COMMUNITY HEALTH SYSTEMS, INC.

You are receiving this communication because you hold shares of the common stock of Community Health Systems, Inc. (“CHS”). CHS has released informational materials regarding its spin-off of its wholly owned subsidiary, Quorum Health Corporation (“Quorum”), that are now available for your review (“Spin-Off Materials”).

This notice provides instructions on how to gain access to the Spin-Off Materials, which are being provided for informational purposes only. This notice is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access the SpinOff Materials and review them closely.

The Spin-Off Materials include an Information Statement that Quorum has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

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How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow?XXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.materialnotice.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow?XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

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You are receiving this communication because you hold shares of the common stock of Community Health Systems, Inc. (“CHS”). CHS has released informational materials regarding its spin-off of its wholly owned subsidiary, Quorum Health Corporation (“Quorum”), that are now available for your review (“Spin-Off Materials”).

This notice provides instructions on how to gain access to the Spin-Off Materials, which are being provided for informational purposes only. This notice is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access the Spin-Off Materials and review them closely.

The spin-off will be effected by a pro rata distribution of all of the Quorum common stock to CHS’ stockholders of record as of April 22, 2016. Each CHS stockholder will receive one share of QHC common stock for every four shares of CHS common stock held by such stockholder on the record date. Following the distribution of the Quorum common stock, Quorum will be an independent, publicly traded company. CHS is not soliciting proxy or consent authority from stockholders in connection with the spin-off, and no stockholder vote is requested or required.

The Spin-Off Materials include an Information Statement that Quorum has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy.

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